Exhibit 23.1

12 Greenway Plaza, Suite 1202
Houston, TX 77046
Phone	713-561-6500
Fax	713-968-7128
Web	www.uhy-us.com

CONSENT OF UHY LLP

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption “Experts” in the Registration Statement on Amendment No. 6 to Form S-1 of Global Geophysical Services, Inc. and Subsidiaries, and to the inclusion of our report dated February 16, 2010, with respect to the consolidated financial statements of Global Geophysical Services, Inc. and Subsidiaries as of December 31, 2008 and 2009 and for each of the years in the three-year period ended December 31, 2009.

Houston, Texas

April 21, 2010